October 1, 2020

Hyliion Holdings Corp.

1202 BMC Drive

Cedar Park, TX 78613

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among Hyliion Holdings Corp., a Delaware corporation f/k/a Tortoise Acquisition Corp. (the “Company”), SHLL Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Hyliion Inc., a Delaware corporation (“Hyliion”), pursuant to which, among other things, Merger Sub will be merged with and into Hyliion on or about the date hereof (the “Merger”), with Hyliion surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) held by it immediately after the effective time of the Merger, any shares of Class A Common Stock issuable upon the exercise of options to purchase shares of Class A Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Class A Common Stock held by it immediately after the effective time of the Merger, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the closing date of the Merger (the “Lock-up”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	transactions relating to Class A Common Stock or other securities convertible into or exercisable or exchangeable for Class A Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(vii)	the exercise of any options or warrants to purchase Class A Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii)	Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(ix)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of the Securityholder’s Class A Common Stock or other securities convertible into or exercisable or exchangeable for Class A Common Stock in connection with the termination of the Securityholder’s service to the Company;

(x)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of Class A Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Class A Common Stock during the Lock-Up and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up;

(xi)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; and

(xii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however, that (A) in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

5. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. This Letter Agreement shall terminate on the expiration of the Lock-up.

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Very truly yours,

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]